SECOND TERM LOAN AGREEMENT

among
BANKUNITED, N.A.
and
THE ONE GROUP, LLC, ONE 29 PARK MANAGEMENT, LLC, STK-LAS VEGAS, LLC, STK ATLANTA, LLC, CA ALDWYCH LIMITED, HIP HOSPITALITY LIMITED, STK CHICAGO LLC, STK DENVER, LLC, STK-LA, LLC, STK MIAMI, LLC, STK MIAMI SERVICE, LLC, STK MIDTOWN HOLDINGS, LLC, STK MIDTOWN, LLC, STK ORLANDO LLC, STK WESTWOOD, LLC, T.O.G. (ALDWYCH) LIMITED, T.O.G. (UK) LIMITED, TOG BISCAYNE, LLC, and WSATOG (MIAMI) LLC
Dated as of June 2, 2015

TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS    2

Section 1.1.	Defined Terms. 2

Section 1.2.	Principles of Construction. 10
ARTICLE 2. AMOUNT AND TERMS OF LOANS    11

Section 2.1.	Loans. 11

Section 2.2.	Second Term Note. 11

Section 2.3.	Procedure for Borrowing. 11

Section 2.4.	Termination or Reduction of Commitment. 12

Section 2.5.	Repayments of the Loan. 12

Section 2.6.	Prepayments of the Loans. 12

Section 2.7.	Interest Rate and Payment Dates. 13

Section 2.8.	Payments Generally. 13

Section 2.9.	Use of Proceeds. 14

Section 2.10.	Capital Adequacy. 14

Section 2.11.	Taxes; Net Payments. 15

Section 2.12.	Indemnity; Yield Protection. 16

Section 2.14.	Bank's Records. 17

Section 2.15.	Fees. 17

Section 2.16.	Guarantee. 17

Section 2.17.	Security Documents. 17
ARTICLE 3. REPRESENTATIONS AND WARRANTIES    17

Section 3.1.	Existence; Compliance with Law. 17

Section 3.2.	Subsidiaries; Capitalization. 17

Section 3.3.	Financial Condition; No Material Adverse Change. 18

Section 3.4.	Power Authorization; Enforceable Obligations. 18

Section 3.5.	No Legal Bar. 19

Section 3.6.	No Material Litigation. 19

Section 3.7.	No Default. 19

Section 3.8.	No Burdensome Restrictions. 19

Section 3.9.	Taxes. 19

Section 3.10.	Federal Regulations. 19

Section 3.11.	No Misstatement. 20

Section 3.12.	ERISA. 20

Section 3.13.	Properties. 20

Section 3.14.	Government Consents. 20

Section 3.15.	Security Interest. 20

Section 3.16.	No Misrepresentation. 21

Section 3.17.	No Immunity. 21

Section 3.18.	Taxes. 21

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Section 3.19.	Certain Other Representations and Warranties. 21
ARTICLE 4. CONDITIONS PRECEDENT    22

Section 4.1.	Conditions to Effectiveness. 22

Section 4.2.	Conditions of each Loan. 25
ARTICLE 5. AFFIRMATIVE COVENANTS    26

Section 5.1.	Financial Information; Compliance Certificates and Reporting Generally. 26

Section 5.2.	Existence, Taxes, Maintenance of Properties, Compliance with Law and Insurance. 28

Section 5.3.	Keeping Records and Books of Account. 29

Section 5.4.	Visitation Rights. 29

Section 5.5.	Compliance with Employee Plan and ERISA. 30

Section 5.6.	Financial Covenants. 30

Section 5.7.	Additional Borrowers. 30

Section 5.8.	Further Assurances. 30

Section 5.9.	Principal Depository Bank. 31
ARTICLE 6. NEGATIVE COVENANTS    31

Section 6.1.	Liens, Etc. 31

Section 6.2.	Indebtedness. 32

Section 6.3.	Investments. 33

Section 6.4.	Assumptions, Guaranties, Etc. of Indebtedness of Other Person. 34

Section 6.5.	Mergers Etc., 34

Section 6.6.	Sales, Etc., of Assets. 34

Section 6.7.	Change in Nature of Operations. 34

Section 6.8.	ERISA. 34

Section 6.9.	Fiscal Year. 34

Section 6.10.	Amendments; Prepayment or Modification of Indebtedness. 34
ARTICLE 7. EVENTS OF DEFAULT    35
ARTICLE 8. MISCELLANEOUS    37

Section 8.1.	Notices. 37

Section 8.2.	Modifications; Consents and Waivers; Entire Agreement. 38

Section 8.3.	No Waiver; Cumulative Remedies. 39

Section 8.4.	Survival of Representations and Warranties and Certain Obligations. 39

Section 8.5.	Costs; Expenses and Taxes; Indemnification. 39

Section 8.6.	Successors and Assigns; Participation; Pledge. 40

Section 8.7.	Right of Set‑Off 41

Section 8.8.	Execution in Counterparts. 41

Section 8.9.	USA Patriot Act 41

ii

Section 8.10.	Governing Law; Jurisdiction; Consent to Service of Process; etc. 42

Section 8.11.	WAIVER OF JURY TRIAL 43

Section 8.12.	Treatment of Certain Information 43
EXHIBITS
A    Form of Second Term Note
B    Form of Guarantee Agreement
C    Form of Security Agreement
D-1    Form of Pledge Agreement – Subsidiary Borrowers
D-2    Form of Pledge Agreement – The ONE Group
E    Form of Compliance Certificate
SCHEDULES
3.2    Subsidiaries; Capitalization
6.1    Existing Liens
6.2    Existing Indebtedness
6.4    Existing Guaranties

iii

SECOND TERM LOAN AGREEMENT
SECOND TERM LOAN AGREEMENT, made as of June 2, 2015 among:
THE ONE GROUP, LLC, a Delaware limited liability company,
ONE 29 PARK MANAGEMENT, LLC, a New York limited liability company,
STK-LAS VEGAS, LLC, a Nevada limited liability company,
STK ATLANTA, LLC, a Georgia limited liability company,
CA ALDWYCH LIMITED, a private limited company organized under the laws of the United Kingdom,
HIP HOSPITALITY LIMITED, a private limited company organized under the laws of the United Kingdom,
STK CHICAGO LLC, an Illinois limited liability company,
STK DENVER, LLC, a Colorado limited liability company,
STK-LA, LLC, a New York limited liability company,
STK MIAMI, LLC, a Florida limited liability company,
STK MIAMI SERVICE, LLC, a Florida limited liability company,
STK MIDTOWN HOLDINGS, LLC, a New York limited liability company,
STK MIDTOWN, LLC, a New York limited liability company,
STK ORLANDO LLC, a Florida limited liability company,
STK WESTWOOD, LLC, a California limited liability company,
T.O.G. (ALDWYCH) LIMITED, a private limited company organized under the laws of the United Kingdom,
T.O.G. (UK) LIMITED, a private limited company organized under the laws of the United Kingdom,
TOG BISCAYNE, LLC, a Florida limited liability company, and
WSATOG (MIAMI) LLC, a Delaware limited liability company (hereinafter referred to individually as a "Borrower", and collectively, as the "Borrowers"), and
BANK UNITED, N.A., a national banking association (hereinafter referred to as the "Bank").
W I T N E S S E T H:
WHEREAS, the Borrowers and the Bank are parties to a certain Term Loan Agreement, dated as of December 17, 2014 (as such agreement may hereafter be amended, restated, supplemented or modified from time to time, the "Existing Term Loan Agreement"), pursuant to which the Bank made a certain term loan to the Borrowers (the "Existing Term Loan");

WHEREAS, the Bank has agreed to make an additional term loan available to the Borrowers in the aggregate principal amount of Six Million and 00/100Dollars($6,000,000);
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Borrowers and the Bank hereby agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.1.    Defined Terms.
As used herein the following terms shall have the following meanings:
"Adjusted EBIDA" means, for any accounting period, the sum of the following determined on a consolidated basis, without duplication, for The ONE Group Hospitality and its Subsidiaries in accordance with GAAP, (a) net income for such period (for the avoidance of doubt, net income is calculated after the deduction for federal, state, local and foreign income taxes payable) plus (b) the following to the extent deducted in calculating such net income (without duplication): (i) Interest Expense, (ii) depreciation and amortization and (iii) other non-cash charges (including (A) payment of "pre-opening" expenses with respect to all of the Borrowers for such period, (B) any derivative expense of The ONE Group Hospitality associated with stock warrants issued by it during the applicable period, (C) stock based compensation paid by The ONE Group Hospitality during such period, (D) deferred rent during such period, (E) extraordinary losses of The ONE Group Hospitality and its Subsidiaries during such period, and (F) losses incurred by The ONE Group Hospitality during such period directly related to discontinued operations during such period); provided that in determining such net income for such period, there shall have been deducted (1) net income attributable to all Subsidiaries that are not Borrowers during such period, (2) all distributions made by The ONE Group Hospitality to its shareholders during such period, (3) extraordinary gains of The ONE Group Hospitality and its Subsidiaries during such period and (4) any derivative income of The ONE Group Hospitality associated with stock warrants issued by it during the applicable period.
"Adjusted Tangible Net Worth" means, as of any date of determination, with respect to any Person, (i) such Person's capital surplus, earned surplus and capital stock, as of such date, plus the aggregate outstanding principal amount of all Subordinated Indebtedness as of such date, less (ii) all intangible assets properly classified as such in accordance with GAAP, including, without limitation, goodwill, licenses, permits, franchises, patents, patent rights, trademarks, trade names, and copyrights, any amounts due to such Person from any officers, members, partners, managers or shareholders of such Person, plus (iii) without duplication, to the extent deducted in the calculation of capital surplus in clause (i) above, any derivative liability of The ONE Group Hospitality associated with stock warrants issued by it.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls the management or policies of the Person specified or is controlled by or is under common control with the Person specified.

"Agreement" means this Second Term Loan Agreement as the same may be amended, restated, supplemented or modified from time to time.
"Assignee" shall have the meaning ascribed to such term in Section 8.6(b) hereof.
"Available Commitment Amount" means, at any time, an amount equal to the Commitment at such time minus the aggregate principal amount of all Loans outstanding at such time.
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or permitted by law to close.
"CA Aldwych" means CA Aldwych Limited, a private limited company organized under the laws of the United Kingdom.
"Capital Expenditures" means for any period, the aggregate amount of all payments made during such period by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment that, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable during such period with respect to Capitalized Lease Obligations and interest that are required to be capitalized in accordance with GAAP.
"Capitalized Lease" means any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.
"Capitalized Lease Obligations" means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.
"Capital Stock" means, as to any Person, all shares, interest, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person' s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.
"Change in Control" means any time at which (i) 100% of the Capital Stock of each of the Subsidiary Borrowers is not owned (beneficially and of record) and controlled by The ONE Group or (ii) not less than 100% of the Capital Stock of The ONE Group is not owned (beneficially and of record) and controlled by The ONE Group Hospitality.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated, and rulings issued, thereunder.
"Collateral" means any and all "Collateral", as defined in the Security Documents.
"Commitment Amount" means $6,000,000, as such sum may be reduced from time to time pursuant to Section 2.01(b) and Section 2.04.

"Commitment Period" means the period commencing on the Effective Date and ending on the Commitment Termination Date.
"Commitment Termination Date" means March 31, 2016.
"Compliance Certificate" means a certificate executed by the chief executive officer of each Borrower, substantially in the form of Exhibit E annexed hereto, to the effect that, to the best of chief executive officer's knowledge: (i) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrowers as described in such certificate, including, without limitation, that the covenants set forth in Section 5.6 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form reasonably satisfactory to the Bank, of such compliance, and (ii) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect on the Borrowers and except that representations and warranties made as of a specified date continue to be true as of such date.
"Contractual Obligation" means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property are bound.
"Debt Instrument" shall have the meaning ascribed to such term in clause (d)(i) of Article 7 hereof.
"Debt Service Coverage Ratio" means the ratio of (i) Adjusted EBIDA during the applicable period, to (ii) the Borrowers' Total Debt Service during such period.
"Default" means any of the events specified in Article 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
"Dollars" and "$" means dollars in lawful currency of the United States of America.
"Domestic Borrowers" means, collectively, The ONE Group, One 29 Park Management, STK-Las Vegas, STK Atlanta, STK Chicago, STK Denver, STK-LA, STK Miami, STK Miami Service, STK Midtown, STK Midtown Holdings, STK Orlando, TOG Biscayne, WSATOG (Miami) and STK Westwood.
"Effective Date" shall have the meaning ascribed to such term in Section 4.1 hereof.
"ERISA" means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.
"ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of 414(b) of the Code) as the Borrowers or is under common control (within the meaning of 414(c) of the Code) with the Borrowers.

"Event of Default" means any of the events specified in Article 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
"Existing Obligations" shall have the meaning ascribed to the term "Obligations" as defined in the Existing Term Loan Agreement.
"Existing Term Loan" shall have the meaning ascribed to such term in the recitals hereof.
"Existing Term Loan Agreement" shall have the meaning ascribed to such term in the recitals hereof.
"Existing Term Loan Documents" shall have the meaning ascribed to the term "Loan Documents" as defined in the Existing Term Loan Agreement.
"Facility Fee" shall have the meaning ascribed to such term in Section 2.15 hereof.
"GAAP" means generally accepted accounting principles in the United States of America, consistently applied during the Credit Period.
"Government Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.
"Government Consents" shall have the meaning ascribed to such term in Section 3.14(a).
"Guarantee Agreement" means the Guarantee, substantially in the form of Exhibit B annexed hereto, by the Guarantor in favor of the Bank, as amended, restated, supplemented or otherwise modified from time to time.
"Guarantor" means The ONE Group Hospitality.
"HIP Hospitality" means HIP Hospitality Limited, a private limited company organized under the laws of the United Kingdom.
"Indebtedness" of a Person means, without duplication, such Person's (i) all obligations of such Person for borrowed money or in connection with deposits or advances of any kind paid to, received by or otherwise for the account of, such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than as a penalty for non-payment), (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not past due by more than 90 days from the due date thereof), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person and (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty or in respect of bankers' acceptances.
"Indemnified Taxes" means, as to any Person, any Tax, except (i) a Tax imposed on or measured by the income or profits of such Person (and any minimum or franchise taxes imposed in lieu thereof) and (ii) any interest, fees or penalties for late payment thereof imposed on such Person.
"Information" shall have the meaning ascribed to such term in Section 8.12 hereof.
"Interest Expense" means for any period, all amounts accrued by the Borrowers, whether as interest, late charges, service fees or other charge for money borrowed on account of or in connection with the Borrowers' indebtedness for money borrowed (including all Subordinated Indebtedness) or with respect to which the Borrowers or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, the interest component of any leases which are required, in accordance with GAAP, to be carried as a liability on the Borrowers' balance sheet.
"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction); provided that (i) the filing of financing statements for notification purposes only with respect to "true leases" and (ii) assignments, deposit arrangements and other arrangements not intended as security shall, in each case, not constitute a Lien for purposes of this definition.
"Loan(s)" shall have the meaning ascribed to such term in Section 2.1 hereof.
"Loan Documents" means this Agreement, the Second Term Note, the Security Documents, the Guarantee Agreement and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect (including any addendum or other document executed or delivered pursuant to Section 5.7).
"Loan Parties" means the Borrowers and the Guarantor.
"Long Term Debt" means Indebtedness of the Borrowers for borrowed money which by its terms matures more than 12 months after the date incurred or if maturing sooner, the maturity thereof may be extended at the option of the Borrowers beyond such 12-month period.
"Managing Person" means with respect to (i) each of the Subsidiary Borrowers, The ONE Group, and (ii) The ONE Group, The ONE Group Hospitality.

"Material Adverse Effect" means with respect to any Person, a material adverse effect on: (i) the business, condition (financial or otherwise), assets, liabilities or operations of such Person, (ii) the ability of such Person to perform its obligations under the Loan Document to which it is a party, or (iii) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Bank hereunder or thereunder.
"Maturity Date" means September 1, 2020, or such earlier date on which all outstanding Loan shall become due and payable, whether by acceleration or otherwise.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.
"NYUCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.
"Obligations" means (i) the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan and the Existing Term Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (B) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties to the Bank under this Agreement and the other Loan Documents or otherwise, including with respect to any letters of credit issued by the Bank for the account of one or more of the Borrowers and in respect of the Existing Term Loan and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Loan Parties under or pursuant to this Agreement and the other Loan Documents or otherwise, including with respect to any letters of credit issued by the Bank for the account of one or more of the Borrowers and in respect of the Existing Term Loan.
"One 29 Park Management" means One 29 Park Management, LLC, a New York limited liability company.
"Other Taxes" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.
"Participant" shall have the meaning ascribed to such term in Section 8.6(c) hereof.
"PBGC" shall have the meaning ascribed to such term in Section 6.8 hereof.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other juridical entity, or a government or state or any agency or political subdivision thereof.
"Plan" means any plan of a type described in Section 4021 (a) of ERISA in respect of which any Borrower is an "employer" as defined in Section 3(5) of ERISA.
"Pledge Agreement(s)" means individually the Pledge Agreement – Subsidiary Borrowers or the Pledge Agreement - The ONE Group, and together, both of them.
"Pledge Agreement – Subsidiary Borrowers" means the Amended and Restated Pledge Agreement, substantially in the form of Exhibit D-1 annexed hereto, by The ONE Group in favor of the Bank, as amended, restated, supplemented or otherwise modified from time to time.
"Pledge Agreement – The ONE Group" means the Amended and Restated Pledge Agreement, substantially in the form of Exhibit D-2 annexed hereto, by the Guarantor in favor of the Bank, as amended, restated, supplemented or otherwise modified from time to time.
"Required Payment" shall have the meaning ascribed thereto in Section 2.11(a).
"Requirement of Law" means as to any Person, any law, treaty, rule or regulation, or a final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property to which such Person or any of its property is subject.
"Second Term Note" shall have the meaning ascribed to such term in Section 2.2(a) hereof.
"Security Agreement" means the Fifth Amended and Restated Security Agreement, substantially in the form of Exhibit C annexed hereto, by the Borrowers in favor of the Bank, as amended, restated, supplemented or otherwise modified from time to time.
"Security Documents" means the Security Agreement, the Pledge Agreements and each other security agreement, instrument or other document executed or delivered to the Bank by one or more of the Borrowers, including pursuant to Section 4.1, 5.7 or 5.8 to secure any of the Obligations.
"STK Atlanta" means STK Atlanta, LLC, a Georgia limited liability company.
"STK Chicago" means STK Chicago LLC, an Illinois limited liability company
"STK Denver" means STK Denver, LLC, a Colorado limited liability company.
"STK-LA" means STK-LA, LLC, a New York limited liability company.
"STK-Las Vegas" means STK-Las Vegas LLC, a Nevada limited liability company.
"STK Miami" means STK Miami, LLC, a Florida limited liability company.

"STK Miami Service" means STK Miami Service, LLC, a Florida limited liability company.
"STK Midtown" means STK Midtown, LLC, a New York limited liability company.
"STK Midtown Holdings" means STK Midtown Holdings, LLC, a New York limited liability company.
"STK Orlando" means STK Orlando LLC, a Florida limited liability company.
"STK Westwood" means STK Westwood, LLC, a California limited liability company. "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.
"Subordinated Indebtedness" means any Indebtedness of the Borrowers, or any of them, the payment of which is expressly subordinated to the payment of the Obligations.
"Subsidiary" means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or other managing person), irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.
"Subsidiary Borrowers" means, collectively, One 29 Park Management, STK-Las Vegas, STK Atlanta, STK Denver, CA Aldwych, HIP Hospitality, STK Chicago, STK-LA, STK Miami, STK Miami Service, STK Midtown, STK Midtown Holdings, STK Orlando, TOG Biscayne, T.O.G. (UK), T.O.G. (Aldwych), WSATOG (Miami) and STK Westwood.
"Tangible Net Worth" means, as of any date of determination, with respect to any Person, (i) such Person's capital surplus, earned surplus and capital stock, as of such date, less (ii) all intangible assets properly classified as such in accordance with GAAP, including, without limitation, goodwill, licenses, permits, franchises, patents, patent rights, trademarks, trade names, and copyrights and any amounts due to such Person from any officers, members, partners, managers or shareholders of such Person.
"Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
"Termination Event" means (i) a Reportable Event described in Section 4043 of ERISA (other than a Reportable Event not subject to the provision for 30‑day notice to the Pension Benefit Guaranty Corporation under the regulations promulgated under such Section) with respect to any Plan, (ii) the withdrawal of any Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the cessation of operations of any facility of any Borrower or any of its ERISA Affiliates if, pursuant to Section 4062(e) of ERISA, such cessation causes such Borrower or such ERISA Affiliate to be treated as a "substantial employer," (iv) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (v) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan, or (vi) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
"The ONE Group" means The ONE Group, LLC, a Delaware limited liability company.
"The ONE Group Hospitality" means The ONE Group Hospitality, Inc., a Delaware corporation, formerly known as Committed Capital Acquisition Corporation.
"TOG Biscayne" means TOG Biscayne, LLC, a Florida limited liability company.
"T.O.G. (UK)" means T.O.G. (UK) Limited, a private limited company organized under the laws of the United Kingdom.
"T.O.G. (Aldwych)" means T.O.G. (Aldwych) Limited, a private limited company organized under the laws of the United Kingdom
"TOG Milan", means TOG (Milan) S.r.l., a limited liability company organized under the laws of Italy.
"Total Debt Service" means, for any period, Interest Expense for such period plus current maturities of Long Term Debt for such period, all as determined in accordance with GAAP.
"UK Borrowers" means, collectively, CA Aldwych, HIP Hospitality, T.O.G. (UK), and T.O.G. (Aldwych).
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.
"WSATOG (Miami)" means WSATOG (Miami) LLC, a Delaware limited liability company.
Section 1.2.    Principles of Construction.
(a)    Any accounting terms used in this Agreement that are not specifically defined herein shall have the meanings customarily given to them in accordance with GAAP as in effect on the date of this Agreement, except that references in Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.
(b)    The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Article, Section, schedule and exhibit references contained therein shall refer to Articles thereof, Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

(c)    Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.
ARTICLE 2.
AMOUNT AND TERMS OF LOANS
Section 2.1.    Loans.
Subject to the terms and conditions hereof, the Bank agrees to make loans (each a "Loan" and, collectively, the "Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount which does not exceed the Commitment Amount. During the Commitment Period, the Borrowers may borrow up to the amount permitted under this Section 2.1. Each Loan that does not utilize the Commitment in full shall be in an amount not less than $250,000 or an integral multiple of $100,000 in excess thereof. The Borrowers shall repay the Loans pursuant to Section 2.5 and any amount so repaid may not reborrowed. The Commitment Amount shall be permanently reduced by the principal amount of each Loan simultaneously with the borrowing thereof.
Section 2.2.    Second Term Note.
(a)    The Loans shall be evidenced by a joint and several second term note of the Borrowers in substantially the form of Exhibit A annexed to this Agreement (the "Second Term Note"). The Second Term Note shall be dated the date of the Loan, shall be payable to the Bank in the principal amount thereof, and shall otherwise be duly completed. The Second Term Note shall be subject to repayment as provided in Sections 2.5 and 2.6 hereof.
(b)    The Bank is hereby authorized to record on the schedule (and any continuations thereof) annexed to and constituting a part of the Second Term Note (i) the date and amount of each Loan made by the Bank and (ii) the date and amount of each payment and prepayment of principal of such Loan. No failure so to record or any error in so recording shall affect the obligation of the Borrowers to repay the Loans, with interest thereon, as herein provided..
Section 2.3.    Procedure for Borrowing.
(a)    Subject to the terms and conditions hereof (including Section 4.1 and Section 4.2), the Borrowers may borrow Loans on any Business Day during the Credit Period, provided that the Borrowers shall give the Bank written notice (a "Borrowing Notice") no later than 10:00 a.m. on the same Business Day specifying (i) the aggregate principal amount of the Loan to be borrowed (which amount shall correspond with the cost breakdown contained in the documentation required to be submitted to the Bank pursuant to Section 4.2(b)), (ii) that the amount of such Loan will not result in the aggregate principal amount of all Loans exceeding the Available Commitment Amount, and (iii) the requested date of such borrowing. Each Borrowing Notice shall be irrevocable. Each Loan shall be in a principal amount equal to $250,000 or an integral multiple of $100,000 in excess thereof, or, if less, the Available Commitment Amount.

(b)    Not later than 2:00 p.m. (New York City time) on the date of any such Loan and upon fulfillment of the applicable conditions set forth in Section 4.2, the Bank will make such Loan available to the Borrowers in immediately available funds by crediting the amount thereof to an account of the Borrowers as designated to the Bank by the Borrowers.
Section 2.4.    Termination or Reduction of Commitment.
(a)    Unless previously terminated, the Commitment shall terminate on the Commitment Termination Date.
(b)    The Borrowers shall have the right, upon at least three Business Days' prior written notice to the Bank, at any time, to terminate the Commitment or from time to time to permanently reduce the Commitment Amount, provided that any such reduction shall be in the amount of $250,000 or an integral multiple of $100,000 in excess thereof. Simultaneously with each reduction of the Commitment Amount under this Section, the Borrowers shall prepay the Loans as required by Section 2.6(b).
(c)    The Commitment, once reduced or terminated, may not be reinstated.
Section 2.5.    Repayments of the Loan.
The Borrowers hereby unconditionally, jointly and severally, promise to pay to the Bank the then unpaid principal amount of the Loan in fifty-four (54) consecutive monthly installments commencing on April1, 2016, and continuing on the first day of each consecutive calendar month thereafter with a final payment on the Maturity Date, each such installment to be in the principal amount of $111,111.11 or such lesser amount as shall be equal to the quotient of (x) the outstanding principal amount of all Loans on the Commitment Termination Date, divided by (y) fifty-four (54); provided, however, that the final principal installment shall be in an amount equal to the aggregate principal amount of all Loans outstanding on the Maturity Date.
Section 2.6.    Prepayments of the Loans.
(a)    The Borrowers may, at their option, prepay the Loans without premium or penalty (but subject to Section 2.12), in full at any time or in part from time to time by notifying the Bank in writing at least one Business Day prior to the proposed prepayment date, specifying the amount of the prepayment and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Each partial prepayment of the Loans pursuant to this subsection shall be in an aggregate principal amount of $250,000 or such amount plus a whole multiple of $100,000 in excess thereof, or, if less, the outstanding principal balance of the Loans. Prepayments of the Loans may not be reborrowed.
(b)    In the event and on each occasion that a reduction of the Commitment under Section 2.4 results in the amount of the aggregate unpaid principal balance of the Loans exceeding the Available Commitment Amount after giving effect to such reduction, the Borrowers shall prepay the Loans in an aggregate amount equal to such excess.

(c)    Simultaneously with each prepayment of the Loans, the Borrowers shall prepay in cash all accrued interest on the amount prepaid through the date of prepayment.
Section 2.7.    Interest Rate and Payment Dates.
(a)    Except as otherwise provided in Section 2.7(b), prior to maturity, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 5.00%.
(b)    Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, so long as such Event of Default is continuing, all principal of the Loans and each fee and other amount then due and payable by the Borrower hereunder (whether at the stated maturity thereof, by acceleration or otherwise) shall bear interest at a rate per annum equal to 5.00% above the otherwise applicable rate, from the date of such Event of Default until such Event of Default is cured or waived in writing by the Bank. In addition, if any payment of interest or principal hereunder is not paid or funds are not available to be automatically debited on the date on which it is due, the Borrowers shall pay to the Bank, upon demand, an amount equal to 5.00% of such unpaid payment.
(c)    All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(d)    Except as provided in the next sentence, interest on the Loans shall be paid monthly in arrears on the first day of each month, commencing on the first such day after each Loan, and at maturity for the Loans. Interest that is payable at the post-default rate as provided in provided in Section 2.7(b) shall be payable from time to time on demand of the Bank.
(e)    No interest payable hereunder, whether by reason of maturity, the acceleration thereof, or otherwise, shall be in excess of the maximum rate permitted by any applicable law. As used herein, the term "applicable law" means the law in effect as of the Effective Date; provided that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrowers and the Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Second Term Note and not to the payment of interest.
Section 2.8.    Payments Generally.

(a)    All payments (including prepayments) on account of principal, interest, fees and any other amounts payable by the Borrowers to the Bank hereunder shall be made without setoff or counterclaim and shall be made to the Bank on the date of payment at PO Box 026030, Miami, Florida 33102 or before 11:00 a.m. New York time (or such other address as the Bank may specify in writing from time to time to the Borrowers), in each case in lawful money of the United States of America and in immediately available funds (which payments may be made by the Borrowers' use of electronic transfers); without limiting the foregoing, the Borrowers hereby authorize the Bank to charge any account of the Borrowers for each such payment on the due date therefor. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Notwithstanding the foregoing, if any payment of principal or interest becomes due on a day on which the banks in New York, New York are required or permitted by law to remain closed, such payment may be made on the next succeeding day on which such banks are open, and such extensions shall be included in computing interest in connection with such payment.
(b)    All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, after an Event of Default, payments will be applied to the obligations of the Borrowers to the Bank as the Bank determines in its sole discretion.
(c)    The Borrowers hereby authorize the Bank to debit demand deposit account number 200027292 or any other account of a Borrower with the Bank designated in writing by a Borrower, for any payments due under this Agreement and the Second Term Note. The Borrowers further certify that they shall maintain balances sufficient to pay each monthly payment due to the Bank under this Agreement and the Second Term Note. In the event that the amount maintained in such account is insufficient for any payment due under this Agreement and the Second Term Note, the Bank may charge any account of a Borrower maintained at the Bank for any payment due to the Bank under this Agreement and the Second Term Note.
Section 2.9.    Use of Proceeds.
The Borrowers agree that the proceeds of the Loans are being used solely, directly or indirectly, for working capital and general limited liability company purposes of the Borrowers, including, without limitation, to repay any existing bridge financing and to partially finance construction and other leasehold expenses in connection with the operations of STK Orlando and STK Chicago. Notwithstanding anything to the contrary contained in the Loan Documents, the Borrowers agree that no part of the proceeds of the Loan will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.
Section 2.10.    Capital Adequacy.

If (a) the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (b) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether having the force of law) promulgated or made after the Effective Date, or (c) compliance with the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by the Bank (or any lending office of the Bank) or any corporation directly or indirectly owning or controlling the Bank or imposes any restriction on or otherwise adversely affects the Bank (or any lending office of the Bank) or any corporation directly or indirectly owning or controlling the Bank and the Bank shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on the Bank's capital or the asset value to the Bank of the Loans made or letter of credit issued by the Bank as a consequence, directly or indirectly, of its obligations to make and maintain the Loan at a level below that which the Bank could have achieved but for such enactment, promulgation, change or compliance (after taking into account the Bank's policies regarding capital adequacy) by an amount deemed by the Bank to be material, then, upon demand by the Bank, the Borrowers shall pay to the Bank within ten (10) days of such demand such additional amount or amounts as shall be sufficient to compensate the Bank for such reduction in such rate of return or asset value. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in this Section 2.10 shall be delivered to the Borrowers and shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and all requests, rules, guidelines or directives thereunder or issued in connection therewith ("Dodd-Frank Act") and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to "Basel III", as amended from time to time("Basel III"), shall in each case be deemed to be " law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof", regardless of the date enacted, adopted or issued.
Section 2.11.    Taxes; Net Payments.
(a)    All payments by or on account of the Borrowers under any Loan Document to the Bank shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, provided that if any Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrowers to the Bank under any Loan Document (each, a "Required Payment"), then (i) the Borrowers shall notify the Bank of any such requirement or any change in any such requirement as soon as the Borrowers become aware thereof, (ii) the Borrowers shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on any Borrower)

for its own account or (to the extent that the liability to pay is imposed on the Bank) on behalf and in the name of the Bank, (iii) the Borrowers shall pay to the Bank an additional amount such that the Bank shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrowers shall, within 30 days after paying such Indemnified Tax or Other Tax, deliver to the Bank satisfactory evidence of such payment to the relevant Governmental Authority.
(b)    The Borrowers shall reimburse the Bank, within 10 days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of any Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by the Bank's unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Bank shall be conclusive absent manifest error. In the event that the Bank determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrowers under this Section, the Bank shall promptly notify the Borrowers of such fact and shall remit to the Borrower the amount of such refund or credit.
Section 2.12.    Indemnity; Yield Protection.
Subject to the last sentence of this Section 2.12, upon any prepayment of the Loans, by acceleration or otherwise, the Borrowers shall jointly and severally indemnify the Bank and hold it harmless against any losses, costs and expenses incurred or suffered by the Bank as a result of such prepayment. Such loss, cost or expense to the Bank shall be calculated by the Bank (using any reasonable method chosen by the Bank which is customarily used by the Bank for such purpose) equal to any actual loss (and not any loss of profit) or out-of-pocket expense suffered by the Bank (but without duplication of any amounts payable as default interest), including any loss, cost or expense suffered by the Bank in liquidating or employing deposits acquired to fund or maintain the funding of the Loans, or redeploying funds prepaid or repaid, in amounts which correspond to the Loan, and any reasonable internal processing charge customarily charged by the Bank in connection therewith. A certificate of the Bank setting forth any amount(s) that the Bank is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay to the Bank the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
Section 2.13.    Increased Costs.
If the Bank determines that the effect of any Regulatory Change is to increase the cost to the Bank of continuing the Loans hereunder or to reduce the amount of any payment of principal or interest receivable by the Bank thereon, then the Borrowers shall pay to the Bank on demand such additional amounts as the Bank may determine to be required to compensate the Bank for such additional costs or reduction. The Bank shall take all reasonable steps, including, but not limited to, designating a different lending office, to avoid the need for or reduce the amount of any such additional payment. Any additional payment under this Section shall be computed from the effective date at which such additional costs have to be borne by the Bank. A certificate as to any additional amounts payable pursuant to this Section 2.13 setting forth the basis, calculation and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Borrowers shall pay any amounts so certified to it by the Bank within ten (10) Business Days of receipt of any such certificate. The Bank shall determine such compensation on the same basis used by the Bank for similar credit facilities with a similar borrower.
Section 2.14.    Bank's Records.
The Bank's records with respect to the Loans, the interest rates applicable thereto, each payment and prepayment by the Borrowers of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumed correct absent manifest error.
Section 2.15.    Fees.
Simultaneously with the execution and delivery of this Agreement, the Borrowers shall pay to the Bank, a non-refundable facility fee (the "Facility Fee") in an amount equal to $15,000.
Section 2.16.    Guarantee.
All Obligations shall be unconditionally guaranteed by the Guarantor, pursuant to the terms of the Guarantee Agreement.
Section 2.17.    Security Documents.
All Obligations shall be secured pursuant to the terms of the Security Agreement and the other Security Documents.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
In order to induce the Bank to enter into this Agreement and to make the Loans, the Borrowers hereby covenants, represents and warrants to the Bank that:
Section 3.1.    Existence; Compliance with Law.
Each Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has the power and authority and the legal right to own and operate its property and to conduct the business in which it is currently engaged, and (c) is in compliance in all material respects with the Requirements of Law.
Section 3.2.    Subsidiaries; Capitalization.

As of the Effective Date, Schedule 3.2 sets forth the name, jurisdiction of organization or formation and type of organization of each Borrower and the issued and outstanding Capital Stock of each Borrower. As of the Effective Date, except as set forth on Schedule 3.2, no Borrower has any Subsidiaries. As of the Effective Date, except as set forth on Schedule 3.2, (a) no Borrower has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof, and (b) there are no agreements, voting trusts or understandings binding upon any Borrower with respect to the voting securities of such Borrower or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.
Section 3.3.    Financial Condition; No Material Adverse Change.
(a)    The balance sheet of The ONE Group Hospitality and its Subsidiaries, as of December 31, 2014 and the related consolidated statements of income, members' equity and cash flows of The ONE Group and its Subsidiaries for the fiscal year ended on such date, all on a consolidated basis, have heretofore been furnished to the Bank, and are complete and correct in all material respects and present fairly in all material respects the financial condition of The ONE Group Hospitality and its Subsidiaries, on a consolidated basis, as at such date and for the fiscal year then ended. Such financial statements have been prepared in accordance with GAAP. None of the Borrowers has any material contingent obligations, contingent liabilities or liability for taxes, which is not reflected in the foregoing statements or in the notes thereto.
(b)    Since December 31, 2014, there has been no Material Adverse Change in the business, assets, operations or condition, financial or otherwise, of the Borrowers.
Section 3.4.    Power Authorization; Enforceable Obligations.
Each Borrower has all requisite power and authority to make, deliver and perform this Agreement and the other Loan Documents, and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and the other Loan Documents and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. As of the Effective Date, no consent or authorization of, filing with, or other act by or in respect of any other Person or any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the other Loan Documents which has not been obtained (except for the filing of any financing statements pursuant to the Security Documents). The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not on the Effective Date and will not at the time of any borrowing hereunder (a) violate, in any material respect, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Borrower or of the certificate of formation or operating agreement of such Borrower, or (b) violate, in any material respect, or constitute a default or event of default under any indenture or loan or credit agreement or any other agreement or instrument to which such Borrower is a party or by which it or its properties may be bound or affected. This Agreement and the other Loan Documents have been duly executed and delivered on behalf of each Borrower and this Agreement and the other

Loan Documents each constitute, a legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.
Section 3.5.    No Legal Bar.
The execution, delivery and performance of this Agreement and the Second Term Note, and the borrowings hereunder and the Borrowers' use of the proceeds thereof, will not violate in any material respect any Requirement of Law or any Contractual Obligation of any Borrower, and, to the best of each Borrower's knowledge, will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation (except for Liens in favor of the Bank pursuant to the Security Documents). The execution, delivery and performance of the Guarantee Agreement will not violate in any material respect any Requirement of Law or any Contractual Obligation of the Guarantor, and, to the best of each Borrower's knowledge, will not result in, or require, the creation or imposition of any Lien on any of properties or revenues of the Guarantor pursuant to any Requirement of Law or Contractual Obligation.
Section 3.6.    No Material Litigation.
No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against any Borrower or the Guarantor or against any of their respective properties which if adversely determined, would have a Material Adverse Effect.
Section 3.7.    No Default.
No Borrower is in default under or with respect to any Contractual Obligation in any respect which could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
Section 3.8.    No Burdensome Restrictions.
As of the Effective Date, no Contractual Obligation of any Borrower and no Requirement of Law has a Material Adverse Effect on the ability of any Borrower or the Guarantor to perform its respective obligations under the Loan Documents to which it is a party.
Section 3.9.    Taxes.
Each Borrower has filed or caused to be filed all tax returns which are required to be filed, and has paid all taxes shown to be due and payable on such tax returns or on any assessments made against it or any of its property.
Section 3.10.    Federal Regulations.
No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock"

within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans hereunder will be used by the Borrowers for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.
Section 3.11.    No Misstatement.
No information, exhibit or report prepared by any Borrower and furnished by any Borrower in writing to the Bank in connection with this Agreement contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading, provided that any projections or pro‑forma financial information contained therein are good faith estimates based upon assumptions believed by the Borrowers to be reasonable at the time such estimates are made.
Section 3.12.    ERISA.
No Borrower or any of its ERISA Affiliates is a party to a Multiemployer Plan. Each Borrower and its ERISA Affiliates have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan established or maintained by such Borrower or its ERISA Affiliates and with respect to each such Plan are not subject to any material liability to the PBGC under Title IV of ERISA. With respect to each Employee Benefit Plan, each Borrower is in compliance in all material respects with the currently applicable provisions of ERISA and the Code.
Section 3.13.    Properties.
Each Borrower has good title to, or valid leasehold interests in, all real and personal property (tangible or intangible) material to its business, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
Section 3.14.    Government Consents.
(a)    As of the Effective Date, each Borrower has all permits, licenses, authorizations, approvals and consents of Government Authorities, federal, state and local (hereinafter referred to collectively as the "Government Consents") necessary for: (i) the activities and business of such Borrower, as the case may be, as currently conducted and as proposed to be conducted, (ii) the ownership, use, operation and maintenance of its properties and assets, and (iii) the financing hereunder, and such Government Consents are the only Government Consents required for the foregoing purposes (except for such Government Consents the absence of which, individually or in the aggregate, (x) will not interfere with its ability to conduct its business as currently conducted or to utilize its properties for their intended purposes and (y) could not reasonably be expected to result in a Material Adverse Effect).

(b)    No condition exists or event has occurred that, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, non-renewal of any Government Consent applicable to any Borrower, and there is no claim that any such Government Consent, participation or contract is not in full force and effect.
Section 3.15.    Security Interest.
The Security Documents are effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral and, when (i) the pledged property constituting Collateral is delivered to the Bank, (ii) financing statements in appropriate form are filed in the offices of the secretary of state of the jurisdiction of organization or formation of each Borrower or such other office specified by the Uniform Commercial Code and (iii) all other applicable filings and other actions under the Uniform Commercial Code or otherwise that are required or permitted under the Loan Documents are made, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral (other than Collateral for which perfection of a security interest is not governed by the Uniform Commercial Code), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.1.
Section 3.16.    No Misrepresentation.
No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by any Borrower in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of each Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro‑forma financial information contained therein are good faith estimates based upon assumptions believed by the Borrowers to be reasonable at the time such estimates are made.
Section 3.17.    No Immunity.
No UK Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of England The waiver of immunity, the submission to the jurisdiction of New York State and Federal courts sitting in New York City and the appointment of the Process Agent (as defined below) contained herein are irrevocably binding on each UK Borrower.
Section 3.18.    Taxes.
There is no tax, levy, impost, deduction, charge or withholding imposed on any UK Borrower by England or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of any Loan Document to which it is or will be a party or any other document to be furnished thereunder or (ii) on any payment to be made by it pursuant to any Loan Document to which it is or will be a party.

Section 3.19.    Certain Other Representations and Warranties.
(a) None of the Borrowers or any of their respective Subsidiaries or any of their respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction of its organization or formation (collectively, the "State"); (b) the waiver of immunity and the submission to the jurisdiction of New York State and Federal courts sitting in New York City contained herein and in the other Loan Documents are irrevocably binding on the Borrowers and their respective Subsidiaries; (c) there is no tax, levy, impost, deduction, charge or withholding imposed by the State or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or any other document to be furnished hereunder or (ii) on any payment to be made by the Borrowers or any of their respective Subsidiaries pursuant to this Agreement or any of the other Loan Documents; (d) to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any other Loan Document in the State, it is not necessary that this Agreement or any other document be filed or recorded with any court or other authority in the State or that any stamp or similar tax be paid on or in respect hereof or thereof; (e) this Agreement and each other Loan Document to which the Borrowers or any of their respective Subsidiaries is a party is in proper legal form under the law of the State for the enforcement hereof or thereof against the Borrowers or any such Subsidiary under such law; and (f) in any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court in the State, such court would recognize and give effect to the provisions hereof or thereof wherein the parties hereto or thereto agree that this Agreement or such other Loan Document shall be governed by, and construed in accordance with, the laws of the State of New York, United States.
ARTICLE 4.
CONDITIONS PRECEDENT
Section 4.1.    Conditions to Effectiveness.
This Agreement and the obligation of the Bank to make the Loans shall become effective on the date (the " Effective Date ") on which all of the following conditions have been satisfied (or waived in accordance with Section 8.2):
(a)    This Agreement.
The Bank shall have received this Agreement executed by a duly authorized officer of each Borrower.
(b)    Second Term Note.
The Bank shall have received the Second Term Note executed by a duly authorized officer of each Borrower.

(c)    Security Agreement.
The Bank shall have received the Security Agreement executed by a duly authorized officer of each Borrower, together with the following:
(i)    instruments constituting Collateral, if any, duly indorsed in blank by a duly authorized officer of each applicable Borrower;
(ii)    all instruments and other documents, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and
(iii)    such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral.
(d)    Pledge Agreement – Subsidiary Borrowers.
The Bank shall have received the Pledge Agreement – Subsidiary Borrowers executed by The ONE Group, together with the following:
(i)    instruments constituting Collateral, if any, duly indorsed in blank by a duly authorized officer of The ONE Group;
(ii)    Uniform Commercial Code financing statements, required by law or reasonably requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement – Subsidiary Borrowers; and
(iii)    such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral covered by the Pledge Agreement – Subsidiary Borrowers.
(e)    Pledge Agreement – The ONE Group.
The Bank shall have received the Pledge Agreement – The ONE Group executed by the Guarantor, together with the following:
(i)    instruments constituting Collateral, if any, duly indorsed in blank by the Guarantor;
(ii)    Uniform Commercial Code financing statements, required by law or reasonably requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement – The ONE Group; and
(iii)    such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral covered by the Pledge Agreement – The ONE Group.

(f)    Guarantee Agreement.
The Bank shall have received the Guarantee Agreement duly executed by the Guarantor.
(g)    Leasehold Improvement Documentation.
The Bank shall have received documentation provided by the Borrowers, demonstrating actual costs incurred by STK Orlando and/or STK Chicago in connection with leasehold improvement projects, all in form and substance satisfactory to the Bank.
(h)    Authority.
The Bank shall have received a certificate, dated the Effective Date, of the chief executive officer or other analogous counterpart of each Borrower:
(i)    attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary action (in form and substance satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby,
(ii)    attaching a true and complete copy of its certificate of formation and operating agreement, certificate of incorporation or by-laws or other organizational documents,
(iii)    attaching a certificate of good standing of the secretary of state or other appropriate authority of its jurisdiction of organization or formation, issued not more than 30 days prior to the Effective Date, and
(iv)    setting forth the incumbency of its officer or officers (or the equivalent) who may sign the Loan Documents to which it is a party, including therein a signature specimen of such officer or officers (or equivalent).
(i)    Insurance.
The Bank shall have received certificates of insurance or other evidence reasonably satisfactory to the Bank that the insurance required by Section 5.2(f) has been obtained and is in effect.
(j)    Legal Opinion.
Counsel to the Borrowers and the Guarantors shall have delivered its opinion to, and in form and substance reasonably satisfactory to, the Bank.
(k)    Consents.
All consents and authorizations of, filing with, and other acts by or in respect of any other Person and all Governmental Authorities, required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the other Loan Documents shall have been obtained and copies thereof shall have been delivered to the Bank.
(l)    Fees.
The Bank shall have received an amount equal to the Facility Fee and all other fees and other amounts due and payable on or prior to the date of this Agreement, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
(m)    Lien and Judgment Searches.
The Bank shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no outstanding Liens of record as of the Effective Date in such official's office covering any Collateral or showing any Borrower or the Guarantor as debtor thereunder (other than Liens permitted to exist pursuant to Section 6.1 hereof).
(n)    Compliance Certificate.
The Bank shall have received a certificate of the President or Chief Executive Officer of each Borrower, dated and effective the Effective Date, certifying that (i) no Default or Event of Default under this Agreement exists and (ii) the representations and warranties contained in Article 3 hereof are true.
(o)    USA Patriot Act.
The Bank shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act.
(p)    Additional Matters.
All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank.
Section 4.2.    Conditions of each Loan.
The obligation of the Bank to make the initial Loan and to make each Loan subsequent thereto shall be subject to the fulfillment (to the satisfaction of the Bank) of the following conditions precedent:
(a)    Borrowing Notice.
The Bank shall have received a Borrowing Notice in accordance with Section 2.3 hereof.

(b)    Documentation as to Costs.
The Bank shall have received written requisitions signed by the Borrower with such information and evidence of satisfactory payment as to work performed, services rendered or materials supplied by payment recipients as the Bank may reasonably request (such requirement would include the submission of AIA forms containing, or setting forth on a schedule thereto, breakdowns of the costs incurred by STK Orlando and/or STK Chicago in connection with their leasehold improvement projects).
(c)    Certificate.
The Bank shall have received a certificate dated the date of such of Loan and effective as of such date, certifying that (i) no Default or Event of Default under this Agreement exists on the date of such Loan or would exist after giving effect to the requested Loan and (ii) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such Loan, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a Material Adverse Effect on the Borrowers and except that representations and warranties made as of a specified date shall continue to be true as of such date.
(d)    Other Information.
The Bank shall have received such other documentation and assurances as shall be reasonably required by it in connection with such Loan.
ARTICLE 5.
AFFIRMATIVE COVENANTS
The Borrowers hereby agree that, so long as the Second Term Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder the Borrowers shall:
Section 5.1.    Financial Information; Compliance Certificates and Reporting Generally.
(a)    Maintain a standard system of accounting in accordance with GAAP and:
(i)    (A) Not later than 90 days after the close of each fiscal year of The ONE Group Hospitality, furnish to the Bank the balance sheet and related statement of income, members' equity and cash flows of The ONE Group Hospitality and its Subsidiaries, all on a consolidating basis, as of the end of and for the immediately preceding year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved and audited by Grant Thornton LLP or another firm of independent certified public accountants reasonably satisfactory to the Bank (without qualification or exception as to the scope of such audit); provided, however, the Borrowers may satisfy their obligation to deliver the financial statements described in this Section 5.1(a)(i) by furnishing to the Bank a copy of The ONE Group Hospitality's annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided The ONE Group Hospitality is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made; and (B) not later than 90 days after the close of each fiscal year, furnish to the Bank the consolidating balance sheets and related consolidating statements of income, members' equity and cash flows of the Borrowers as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail all certified by the President or chief financial officer of each Borrower as presenting fairly in all material respects the consolidating financial condition and results of operations of the Borrowers in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;
(ii)    (A) within 45 days after the close of each fiscal quarter of each fiscal year of The ONE Group Hospitality, furnish to the Bank the consolidating balance sheet and related consolidating statement of income, members' equity and cash flows of The ONE Group Hospitality and its Subsidiaries, in each case, for such quarter and for the period of the fiscal year ended as of the close of the particular fiscal quarter, all certified by the President or chief financial officer of The ONE Group Hospitality as presenting fairly in all material respects the consolidating financial condition and results of operations of The ONE Group Hospitality and its Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; provided, however, the Borrowers may satisfy their obligation to deliver the financial statements described in this Section 5.1(a)(ii) by furnishing to the Bank a copy of The ONE Group Hospitality's quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, provided The ONE Group Hospitality is required to file such annual report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made; and (B) within 45 days after the close of each fiscal quarter of each fiscal year, furnish to the Bank the consolidating balance sheets and related consolidating statements of income, members' equity and cash flows of the Borrowers, in each case, for such quarter and for the period of the fiscal year ended as of the close of the particular fiscal quarter, all certified by the President or chief financial officer of each Borrower as presenting fairly in all material respects the consolidating financial condition and results of operations of the Borrowers in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; all of the foregoing to be at the expense of the Borrowers; and
(iii)    The Borrowers shall also with reasonable promptness furnish such other data as may be reasonably requested by the Bank and shall upon reasonable advance written notice at all reasonable times permit the Bank by or through any of its officers, agents, employees, attorneys or accountants to review and otherwise inspect (at the Borrower's office) and make extracts from, the Borrowers' books and records in connection with or otherwise related to the credit extended by the Bank pursuant to this Agreement.
(b)    At the same time as it delivers the quarterly financial statements required pursuant to Section 5.1(a) hereof, deliver a Compliance Certificate and at the same time as it delivers such annual financial statements, a certificate of such accountants addressed to The ONE Group Hospitality and the Bank with respect to such annual financial statements in the form previously delivered to and approved by the Bank.

(c)    [Intentionally Omitted]
(d)    [Intentionally Omitted]
(e)    Promptly upon becoming available, deliver to the Bank copies of all regular, periodic or special reports, schedules and other material which any Borrower may now or hereafter be required to file with or deliver to any Governmental Authority and material news releases and annual reports relating to any Borrower.
(f)    Promptly following a written request therefor, deliver to the Bank all documentation and other information that the Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act.
(g)    Deliver to the Bank prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming any Borrower a party to any proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect or that expressly calls into question the validity or enforceability of any of the Loan Documents, (ii) any lapse or other termination of any material contract, license, permit, franchise or other authorization, or (iii) any refusal by any Person or Governmental Authority to renew or extend any such material contract, license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect.
(h)    At the Bank's request, deliver to the Bank such other information respecting the business, operations or financial condition of the Borrowers as the Bank may from time to time reasonably request.
Section 5.2.    Existence, Taxes, Maintenance of
Properties, Compliance with Law and Insurance.
Each Borrower shall:
(a)    Existence.
Do or cause to be done all things necessary to preserve and keep its legal existence and all rights and licenses required in the ordinary course of its business in full force and effect.
(b)    Payment of Obligations.
Pay its obligations before the same shall become delinquent or in default, in each case, beyond any applicable grace, notice or cure period, except where (i) the validity or amount thereof is being contested diligently and in good faith by appropriate proceedings, (ii) it has set aside on its books adequate reserves with respect thereto in accordance with GAAP and no notice of Lien has been filed or recorded and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(c)    Taxes.
Promptly pay and discharge, or cause to be paid and discharged, as the same become due and payable, all taxes, assessments and governmental charges levied or imposed upon it or any Guarantor, as well as all judgments and all mechanics', workmen's, vendors', materialmen's and other similar claims which, if unpaid, might become a Lien upon its property or any part thereof. Notwithstanding the preceding sentence, none of the Borrowers shall be required to pay any taxes, assessments or governmental charges or to remove any Lien related thereto if such Borrower, or if the Guarantor, as applicable, is diligently contesting such tax, assessment or charge and appropriate reserves have been made therefor.
(d)    Preservation of Properties.
Maintain and keep its properties in good condition, and from time to time make all repairs, renewals and replacements, to the extent reasonably necessary for the conduct of its business.
(e)    Compliance with Law.
Comply with all material applicable laws, regulations, orders, writs, decrees, judgments and injunctions of any country or any state, territory or political subdivision thereof and of any court or governmental agency or other instrumentality. Notwithstanding the preceding sentence, none of the Borrowers shall be required to comply with any appealable order, decree, writs, judgments or injunctions for which such Borrower is diligently pursuing such appeal and appropriate reserves and/or bonds have been established or obtained by such Borrower.
(f)    Insurance.
(i) Maintain adequate insurance with sound and reputable insurers covering all such properties and risks as are customarily insured by, and in amounts not less than those customarily carried by, Persons engaged in similar businesses and similarly situated, the general liability insurance included in which shall name the Bank as an additional insured and the casualty insurance included in which shall name the Bank as loss payee up to the amount outstanding on the Loans; (ii) file with the Bank upon its written request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (iii)within thirty (30) days after notice in writing from the Bank, obtain such additional insurance as the Bank may reasonably request.
Section 5.3.    Keeping Records and Books of Account.
Keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP, reflecting all of its financial transactions.
Section 5.4.    Visitation Rights.
At any reasonable time during regular business hours and upon reasonable written notice and from time to time, permit the Bank and any authorized agents or representatives thereof, to visit the properties of the Borrowers and to discuss the affairs, finances and accounts of the Borrowers with any of its officers; provided that prior to the occurrence of a Default or an Event of Default, such rights shall be exercised on not less than 24 hours' notice to the Borrowers and shall be exercised in the presence of an officer of the Borrowers, if available.
Section 5.5.    Compliance with Employee Plan and ERISA.
With respect to each Plan, (i) duly comply at all times, in all material respects, with the terms of such Plan and the provisions of ERISA and other applicable laws with respect thereto and (ii) duly comply, in all material respects, with all requests or demands for compliance with such Plan or the provisions of ERISA subject to the Borrowers' right to contest such compliance in good faith and by appropriate and diligent proceedings so long as appropriate reserves and/or bonds have been established or obtained by the Borrowers.
Section 5.6.    Financial Covenants.
(a)    Maintain as of the last day of each fiscal quarter of The ONE Group Hospitality, Adjusted Tangible Net Worth of not less than $15,000,000 in the aggregate with respect to The ONE Group Hospitality and its Subsidiaries that are Borrowers on a consolidated basis.
(b)    Have or maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00, measured at the end of each calendar quarter for the immediately preceding four calendar quarters ending on such date of determination.
Section 5.7.    Additional Borrowers.
If The ONE Group shall acquire, after the Effective Date, all of the Capital Stock of any entity, including any corporation, partnership, limited liability company, or any other similar entity, pursuant to merger, acquisition, or by other means, such entity (to the extent it is an entity separate from The ONE Group) shall, immediately subsequent to the closing date of such acquisition, automatically be deemed a Borrower and a Subsidiary Borrower hereunder, and shall, on the closing date thereof and as a condition thereto, execute and deliver to the Bank (i) an addendum to this Agreement, in form and substance satisfactory to the Bank, pursuant to which such entity shall make, and shall be deemed to have made, all of the covenants and agreements of a Borrower set forth in this Agreement and the other Loan Documents, and (ii) an addendum to the Security Agreement, in form and substance satisfactory to the Bank, and such other documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Bank may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Borrowers. Notwithstanding the foregoing, TOG Milan shall not be required to become a Borrower hereunder until the earlier to occur of (i) any other entity becoming a Borrower hereunder and (ii) sixty(60) days after the Effective Date.
Section 5.8.    Further Assurances.

The Borrowers will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, that may be required under any applicable law, or which the Bank may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the reasonable expense of the Borrower. The Borrowers shall provide to the Bank, from time to time upon reasonable request, evidence reasonably satisfactory to the Bank as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
Section 5.9.    Principal Depository Bank.
The Borrowers will retain the Bank as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.
ARTICLE 6.
NEGATIVE COVENANTS
Each Borrower hereby agrees that so long as the Second Term Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder, it shall not:
Section 6.1.    Liens, Etc.
Create, incur, assume or suffer to exist any Liens upon or with respect to any of its properties now owned or hereafter acquired, or assign or otherwise convey any right to receive income (other than an assignment for purposes of collection), except that the foregoing restrictions shall not apply to the following Liens:
(a)    for taxes, assessments, or governmental charges or levies on property of any Borrower if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
(b)    imposed by law, such as carriers', warehousemen's and mechanics liens and other similar liens arising in the ordinary course of business;
(c)    arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(d)    consisting of purchase money Liens on equipment acquired or held by any Borrower incurred in the ordinary course of business to secure the purchase price of such equipment or in connection with the Indebtedness incurred solely for the purpose of financing the acquisition of such equipment; provided that (i) no such Lien shall extend to or cover any other property and (ii) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of fair market value or the cost of the property so held or acquired;

(e)    Liens securing Indebtedness permitted by Section 6.2(f) below;
(f)    Liens arising out of judgments or decrees which do not constitute an Event of Default under Section 7(h) and are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been set aside in accordance with GAAP, provided that, in any case, enforcement thereof is stayed pending such contest;
(g)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(h)    easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business including, in each case, those in effect prior to the Effective Date, that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower;
(i)    any Lien existing on any property or asset prior to the acquisition thereof by any Borrower, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of any Borrower and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(j)    Liens arising solely from the filing of protective Uniform Commercial Code financing statements in respect of equipment leased to any Borrower in the ordinary course of its business under true, as opposed to finance, leases;
(k)    unexercised common law bankers' Liens;
(l)    statutory Liens of landlords; and
(m)    Liens in favor of the Bank and existing Liens described in Schedule 6.1 annexed hereto (including Liens that are subordinated to all Liens in favor of the Bank), and any modifications, renewals, continuations or extensions thereof.
Section 6.2.    Indebtedness.
Incur, create, assume or permit to exist any Indebtedness other than:
(a)    Indebtedness to the Bank, including, without limitation, the Indebtedness hereunder and indebtedness in respect of any letters of credit issued by the Bank for the account of one or more Borrowers and indebtedness in respect of the existing Term Loan;
(b)    existing Indebtedness set forth on Schedule 6.2, and renewals, extensions, reschedulings, and refinancings thereof in similar amounts and in similar terms and conditions;

(c)    Indebtedness in the form of a guarantee, material endorsement or contingent liability, to the extent permitted by Section 6.4 hereof;
(d)    Indebtedness (excluding Indebtedness to the Bank) of The ONE Group and all of its Subsidiaries (including the Subsidiary Borrowers) on a consolidated basis in respect of Capital Expenditures not to exceed $1,000,000 in the aggregate in any fiscal year;
(e)    Indebtedness pursuant to insurance premium finance agreements permitting the payment of insurance premiums in installments on customary commercial terms; and
(f)    Indebtedness (excluding Indebtedness to the Bank) of The ONE Group and/or all of its Subsidiaries (including the Subsidiary Borrowers) incurred for the purpose of financing the acquisition of equipment described in Section 6.1(e) above, not to exceed $250,000 in the aggregate with respect to The ONE Group and all of its Subsidiaries in any fiscal year.
Section 6.3.    Investments.
Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person or in real property (all such transactions being called "investments"), except:
(a)    investments in obligations of, or fully guaranteed by, the United States of America or agencies of the United States of America;
(b)    investments in Bank commercial paper or commercial paper rated "A‑1" by Standard & Poor's Corporation or "P‑1" by Moody's Investors Service, Inc.;
(c)    investments in fully‑insured certificates of deposit issued by a domestic commercial banking institution which is a member of the Federal Deposit Insurance Corporation which has capital and surplus in excess of $100,000,000, or any foreign commercial bank which has capital and surplus in excess of $500,000,000;
(d)    guaranteed investment contracts with the Bank or with Persons which maintain a rating of "AA" or better by Standard & Poor's Ratings Group, Inc. or "Aa" or better by Moody's Investors Service, Inc.;
(e)    tax‑exempt securities which maintain a rating of "AAA" by Standard & Poor's Ratings Group, Inc. or "Aaa" by Moody's Investors Service, Inc.;
(f)    mutual funds which invest in any or all of the foregoing;
(g)    money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(h)    investments by The ONE Group in its Subsidiaries, in the ordinary course of The ONE Group's business, to fund such Subsidiaries leasehold and management agreement obligations.
Section 6.4.    Assumptions, Guaranties, Etc. of Indebtedness of Other Person.
Assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) in connection with any Indebtedness of any other Person, except (i) guaranties by endorsement or similar transactions in the ordinary course of business, (ii) guaranties by The ONE Group, in the ordinary course of its business, of the leasehold and management agreement obligations of its Subsidiaries, and (iii) as set forth on Schedule 6.4 hereto.
Section 6.5.    Mergers Etc.,
Merge into, or consolidate with or into, any Person, except to the extent that any such merger or consolidation would not result in a Default or Event of Default hereunder and provided that a Borrower shall be the surviving Person in any such merger or consolidation.
Section 6.6.    Sales, Etc., of Assets.
Sell, assign, lease or otherwise dispose of all or substantially all of its assets, including, without limitation, its accounts receivable.
Section 6.7.    Change in Nature of Operations.
Make any material change in the nature of its operations as carried on at the Effective Date.
Section 6.8.    ERISA.
Terminate any Plan so as to result in any material liability to The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the "PBGC"), (ii) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code, as the same may from time to time be amended) involving any Plan which would subject any Borrower to any material tax, penalty or other liability, (iii) incur or suffer to exist any material accumulated funding deficiency (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event of condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.
Section 6.9.    Fiscal Year.
Change its fiscal year from that which begins on January 1st of each calendar year and ends on December 31st of such calendar year.
Section 6.10.    Amendments; Prepayment or Modification of Indebtedness.

(a)    Amend, modify or waive any of its rights its certificate of formation or operating agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Bank in any material manner; or (b) prepay any Indebtedness (other than Indebtedness to the Bank).
ARTICLE 7.
EVENTS OF DEFAULT
Upon the occurrence of any of the following events (each an "Event of Default"):
(a)    (i)    Failure of the Borrowers to make any payment of principal in respect of the Loans when the same shall become due and payable; or (ii) failure of the Borrowers to pay any interest on the Loans or any other sum arising under any other obligation incurred hereunder or under the other Loan Documents within three (3) Business Days of the same becoming due and payable; or
(b)    Failure to observe any of the agreements of the Borrowers contained in Section 5.6 hereof or in Article 6 hereof; or
(c)    Failure by the Borrowers to perform any other term, condition or covenant of this Agreement or any other agreement, instrument or document delivered pursuant hereto or in connection herewith or therewith, which shall remain unremedied for a period of 30 days after notice thereof shall have been given by the Bank to any Borrower; or
(d)    (i)    Failure by the Borrowers to perform (beyond any applicable notice or grace period) any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or other instrument or agreement in connection with the borrowing of money or the deferred purchase price of a fixed asset to which any Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected, in excess of $250,000 (a "Debt Instrument"), so that, as a result of any such failure to perform such indebtedness included therein or secured or covered thereby may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable unless the default under such Debt Instrument resulting from such failure has been waived; or
(ii)    Any event or condition referred to in any Debt Instrument (beyond any applicable notice or grace period) shall occur or fail to occur, so that, as a result thereof the indebtedness for borrowed money or the deferred purchase price of a fixed asset included therein or secured or covered thereby may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable; or
(e)    Any representation or warranty made in writing to the Bank in this Agreement or any other Loan Document or in connection with the making of the Loans hereunder or in any certificate, statement or report made in compliance with this Agreement, shall have been false in any material respect when made; or

(f)    Any Borrower or the Guarantor shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 90 days or more, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in, any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days or more, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of any Borrower or the Guarantor; or
(g)    (i) An order for relief is entered under the United States bankruptcy laws, or (ii) any other decree or order is entered by a court having jurisdiction (A) adjudging the any Borrower or the Guarantor bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of any Borrower or the Guarantor under the United States bankruptcy laws or any other applicable Federal or state law, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Borrower or the Guarantor or of any substantial part of the Property thereof, or (D) ordering the winding up or liquidation of the affairs of any Borrower or the Guarantor, and any such decree or order under this clause (ii) continues unstayed and in effect for a period of 60 days or more; or
(h)    Any judgment or judgments against any Borrower or the Guarantor aggregating more than $500,000 or any attachment, levy or execution against any of its properties with respect to claims aggregating in excess of $500,000 (not fully covered by insurance) shall remain unpaid, or unstayed on appeal, or undischarged, or unbonded or undismissed for a period of 60 days or more; or
(i)    A Change in Control shall have occurred; or
(j)    A Material Adverse Change in respect of any Borrower shall have occurred; or
(k)    Any Government Consent granted by any Government Authority or by any state or local commission or authority, whether presently existing or hereafter granted to or obtained by any Borrower that is, in the reasonable judgment of the Bank, material to the operations of such Borrower, shall expire without renewal or shall be suspended or revoked and such expiration, suspension or revocation is not fully remedied or cured within ninety (90) days thereafter or otherwise stayed by legal proceedings, or (ii) any Borrower shall become subject to any injunction or other order prohibiting it from operating under any such material Government Consent and such injunction or order is not fully terminated, dissolved or rescinded within sixty (60) days thereafter or otherwise stayed by legal proceedings; or (iii) any Borrower shall fail to apply for any Government Consent that is, in the reasonable judgment of the Bank, material to the operations of the Borrower within sixty (60) days of the date required to be obtained; or
(l)    Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder;
(m)    Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or
(n)    Any Default or Event of Default under and as defined in the Existing Term Loan Documents shall have occurred; or
(o)    The ONE Group Hospitality shall have failed within sixty(60) days after the Effective Date to (i) execute and deliver to the Bank a security agreement in favor of the Bank, pursuant to which The ONE Group Hospitality shall have granted to the Bank a first priority Lien (subject to certain permitted liens) on all of its personal property, substantially in the form of the Security Agreement and otherwise in form and substance satisfactory to the Bank, and (ii) execute and deliver and/or record, or cause to be executed, delivered and/or recorded, such other agreements, documents and instruments as the Bank may reasonably require in order to effect the purposes of such security agreement, then, and in any such event, any or all of the following actions shall be taken: (i) in the case of any of the events specified in subsection (f) or (g) of this Article 7, the Commitment shall immediately terminate and the then outstanding Loans hereunder (and all accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and the Bank may exercise any and all remedies and other rights provided in the Loan Documents, and (ii) in the case of any other event specified in this Article 7, the Bank may, by notice of default to the Borrowers, declare the Commitment to be terminated and declare the then outstanding Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Second Term Note to be due and payable, whereupon, the same shall immediately become due and payable, and the Bank may exercise any and all remedies and other rights provided in the Loan Documents and under applicable law. Except as expressly provided above in this Article 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.
ARTICLE 8.
MISCELLANEOUS
Section 8.1.    Notices.
All notices, requests, reports and other communications pursuant to this Agreement shall be in writing, either by letter (delivered by hand or nationally recognized overnight courier service or commercial messenger service or sent by registered or certified mail, return receipt requested) or telecopy, addressed as follows:

(a)    If to any Borrower:
c/o The ONE Group
411 West 14th Street, 3rdFloor
New York, New York 10014
Attention: Mr. Jonathan Segal
Telecopier No.: 212-255-9715
with a copy to:
The Giannuzzi Group, LLP
411 West 14th Street, 4th Floor
New York, New York 10014
Attention: Nick Giannuzzi, Esq.
Telecopier No.: 212-504-2066
(b)    If to the Bank:
Bank United, N.A.
623 Fifth Avenue
11th Floor
New York, New York 10022
Attention: Thomas F. Pergola
Senior Vice President
Telecopier No.: 646-478-9720
with a copy to:
Emmet, Marvin & Martin, LLP
120 Broadway
New York, New York 10271
Attention: Richard S. Talesnick, Esq.
Telecopier No.: 212-238-3100
Any notice, request, demand or other communication hereunder shall be deemed to have been given on: (x) the day on which it is telecopied to such party at its telecopier number specified above (provided such notice shall be effective only if followed by one of the other methods of delivery set forth herein) or delivered by receipted hand delivery or such commercial messenger service or nationally recognized overnight courier service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail. Any party hereto may change the Person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.
Section 8.2.    Modifications; Consents and Waivers; Entire Agreement.
No modification or waiver of or with respect to any provision of this Agreement, the Second Term Note, and the other Loan Documents, nor consent to any departure by the Borrowers from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by both parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrowers (not otherwise required by the terms hereof) shall, of itself entitle the Borrowers to any other or further notice or demand in similar or other circumstances. This Agreement embodies the entire agreement and understanding between the Bank and the Borrowers and supersedes all prior agreements and understandings relating to the subject matter hereof.
Section 8.3.    No Waiver; Cumulative Remedies.
No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.
Section 8.4.    Survival of Representations and Warranties and Certain Obligations.
All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Bank and shall survive the execution and delivery of any Loan Document and the making of any Loan, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid. The provisions of Sections 2.10, 2.11, 8.5 and 8.7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Agreement or any provision hereof.
Section 8.5.    Costs; Expenses and Taxes; Indemnification.
(a)    The Borrowers agree, jointly and severally, to pay or reimburse all reasonable out-of-pocket costs and expenses of the Bank in connection with the enforcement of this Agreement, the Second Term Note, and the other Loan Documents including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts retained by the Bank in connection with the enforcement of this Agreement, the Second Term Note and the other Loan Documents. In addition, the Borrowers shall pay any and all stamp and other excise taxes, if any, payable or determined to be payable in connection with the execution and delivery of this Agreement, the Second Term Note and the other Loan Documents or the consummation of the transactions contemplated hereby.
(b)    The Borrowers agree, jointly and severally, to indemnify the Bank and its directors, officers, employees and agents against, and on demand for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Bank by any third party relating to or arising out of this Agreement and any of the documents executed in connection herewith or any actual or proposed use of any proceeds of the Loans hereunder, provided that the Borrowers shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Bank. In consideration of the Borrowers' agreements contained in this Section 8.5, the Bank agrees that it will not settle any claim against it with respect to which the Borrowers have any obligation under this Section 8.5 without the prior written consent of the Borrowers. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 8.5 shall survive the termination of this Agreement.
(c)    To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against the Bank and its directors, officers, employees and agents or any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby, or the Loans or the use of the proceeds thereof.
Section 8.6.    Successors and Assigns; Participation; Pledge.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Bank, all future holders of the Second Term Note and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights under this Agreement without prior written consent of the Bank.
(b)    The Bank shall have the unrestricted right at any time or from time to time, and with notice to the Borrowers but without the Borrowers' consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Borrowers agree that it shall execute or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrowers shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection therewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. The Borrowers may furnish any information concerning any Borrower in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrowers.

(c)    The Bank shall have the unrestricted right at any time and from time to time, and without the consent of, or notice to, the Borrowers, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrowers, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrowers shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder, the Bank may furnish any information concerning any Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrowers.
(d)    The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Second Term Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.
Section 8.7.    Right of Set‑Off
The Borrowers hereby grant to the Bank, a lien, security interest and right of setoff as security for all the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Bank United, N.A. or in transit to any of them. At any time upon the occurrence and during the continuance of an Event of Default, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrowers then outstanding regardless of the adequacy of any other collateral security for the Loans. Any and all rights to require the Bank to exercise its rights or remedies with respect to any other collateral which secures the Loans prior to exercising its right of setoff with respect to such deposits, credits or other property of the Borrowers, are hereby knowingly, voluntarily and irrevocably waived. The rights of the Bank under this Section 8.7 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) which the Bank may have.
Section 8.8.    Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 8.9.    USA Patriot Act
The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Bank to identify the Borrowers in accordance with the USA Patriot Act.

Section 8.10.    Governing Law; Jurisdiction; Consent to Service of Process; etc.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that either party hereto may otherwise have to bring any action or proceeding relating to this agreement or the other loan documents in the courts of any jurisdiction.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each UK Borrower hereby irrevocably appoints the process agent identified below (the "Process Agent") as its agent to receive on behalf of such UK Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding and agrees to maintain such Process Agent so long as any obligations under this Agreement remain unpaid. Such service may be made by mailing or delivering a copy of such process to the applicable UK Borrower in care of the Process Agent at the Process Agent's address, and each UK Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each UK Borrower also irrevocably agrees that service of process out of any such courts may be made by personal delivery or mailing copies thereof by registered or certified mail, postage prepaid, to such UK Borrower at its address for notices as specified herein and will become effective 5 days after such mailing. The Process Agent is The ONE Group with an office on the date hereof as specified in Section 8.1.
(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of either party to this Agreement to serve process in any other manner permitted by law.
Section 8.11.    WAIVER OF JURY TRIAL
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.12.    Treatment of Certain Information
The Bank agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrowers or any other Loan Party pursuant to this Agreement which (a) is identified by such Person as being confidential at the time the same is delivered to the Bank, (b) discloses the identity of any customer of a Loan Party or (c) constitutes any financial statement, financial projections or forecasts, budget, compliance certificate, audit report, management letter or accountants' certification delivered hereunder ("Information"), provided that nothing herein shall limit the disclosure of any such Information (i) to such of the directors, officers, employees, agents and advisors of the Bank as need to know such Information in connection with the administration or enforcement of this Agreement and the other Loan Documents, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective participants or their counsel, (iv) to attorneys, auditors or accountants of the Bank, (v) in connection with any litigation relating to the transactions contemplated by this Agreement and the other Loan Documents to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Bank on a confidential basis from a source (other than a Loan Party) known to the Bank not to have a confidentiality obligation to any Loan Party, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by a Loan Party; and (vii) to the extent the Borrowers shall have consented to such disclosure in writing.
Section 8.13.    Waiver of Immunity.
To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents to which it is a party.
Section 8.14.    Judgment Currency.
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase Dollars with such other currency in New York City on the business day (being any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in New York City) preceding that on which final judgment is given. The obligation of the Borrowers in respect of any sum due from it to the Bank hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the business day following receipt by the Bank of any sum adjudged to be so due in such other currency the Bank may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than the sum originally due to the Bank in Dollars, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the Dollars so purchased exceed the sum originally due to the Bank in Dollars, the Bank agrees to remit to the Borrowers such excess.
Section 8.15.    Existing Obligations.
The Borrowers hereby acknowledge, confirm and agree that they are indebted to the Bank for all amounts payable under the Existing Term Loan Agreement, the "Term Note", as defined in the Existing Term Loan Agreement, and the other Existing Loan Documents (collectively, the "Existing Obligations"), all of which are unconditionally owing by the Borrowers to the Bank without offset, defense or counterclaim of any kind, nature or description whatsoever.
Section 8.16.    Acknowledgment of Security Interest and Loan Documents.
The Borrowers hereby acknowledge, confirm and agree that the Bank has had and shall on and after the Effective Date continue to have, a security interest in and Lien upon the Collateral heretofore granted to the Bank pursuant to the Existing Loan Documents to secure the Existing Obligations. The Liens and security interest of the Bank in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens and security interests to the Bank (whether under the Existing Term Loan Documents, this Agreement or any of the other Loan Documents.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year fast above written.
BANKUNITED, N.A.
By:    /s/Thomas F. Pergola
Name:    Thomas F. Pergola
Title:    Senior Vice President
THE ONE GROUP, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
ONE 29 PARK MANAGEMENT, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK-LAS VEGAS, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK ATLANTA, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
CA ALDWYCH LIMITED
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
HIP HOSPITALITY LIMITED
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
Signatures Continued on Following Page
STK CHICAGO LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK CHICAGO LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK DENVER, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK-LA, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK MIAMI, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK MIAMI SERVICE, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK MIDTOWN HOLDINGS, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
Signatures Continued on Following Page
STK MIDTOWN, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK ORLANDO LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
T.O.G. (ALDWYCH) LIMITED
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
T.O.G. (UK) LIMITED
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
TOG BISCAYNE, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
WSATOG (MIAMI) LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
STK WESTWOOD, LLC
By:    /s/Samuel Goldfinger
Name:    Samuel Goldfinger
Title:    Chief Financial Officer
Signatures Continued on Following Page

AGREED TO AND CONFIRMED: THE ONE GROUP HOSPITALITY, INC. By: /s/Samuel Goldfinger Name: Samuel Goldfinger Title: Chief Financial Officer

SCHEDULE 3.2
Capitalization

Borrower Name	Type of Entity and Jurisdiction of Formation	Type of Equity Interest	Direct Parent	Percentage of Issued and Outstanding Shares owned by Direct Parent
The ONE Group, LLC	Delaware Limited Liability Company	Limited liability company membership interest	The ONE Group Hospitality, Inc.	100%
One 29 Park Management, LLC	New York Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK-Las Vegas, LLC	Nevada Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Atlanta, LLC	Georgia Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Chicago LLC	Illinois Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Denver, LLC	Colorado Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK-LA, LLC	New York Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Miami, LLC	Florida Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Miami Service, LLC	Florida Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Midtown Holdings, LLC	New York Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Midtown, LLC	New York Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Orlando LLC	Florida Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
TOG Biscayne, LLC	Florida Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
WSATOG (Miami) LLC	Delaware Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
STK Westwood, LLC	California Limited Liability Company	Limited liability company membership interest	The ONE Group, LLC	100%
T.O.G. (Aldwych) Limited	English Private Limited Company	Limited liability company membership interest	The ONE Group, LLC	100%
T.O.G. (UK) Limited	English Private Limited Company	Limited liability company membership interest	The ONE Group, LLC	100%
CA Aldwych Limited	English Private Limited Company	Limited liability company membership interest	The ONE Group, LLC	100%
HIP Hospitality Limited	English Private Limited Company	Limited liability company membership interest	The ONE Group, LLC	100%
Convertible Securities Options or Warrants Issued by Borrowers:
The ONE Group, LLC – 61,499warrants to purchase units of The ONE Group, LLC
Stockholders Agreements; Voting Agreements, etc. re Borrowers:
The ONE Group, LLC

1.	Second Amended and Restated Operating Agreement, dated January 1, 2009

2.	Office Lease of 3rd floor of 411 West 14th Street, New York, New York 10014, dated May 15, 2005

3.	Office Lease of front portion of 4th floor of 411 West 14th Street, New York, New York, dated June 1, 2011.

4.	Office Lease of rear portion of 4th floor of 411 West 14th Street, New York, New York 10014, dated April 1, 2011
One 29 Park Management, LLC

1.	Operating Agreement, dated July 30, 2009

2.	Operating Agreement of One 29 Park, LLC, dated July 23, 2009
STK-Las Vegas, LLC

1.	Operating Agreement, dated June 29, 2010

2.	Lease of restaurant space within the Cosmopolitan Hotel, located at 3708 Las Vegas Boulevard South, Las Vegas, Nevada 89109, dated January 28, 2010

3.	Restaurant Management Agreement, dated January 28, 2010
STK Atlanta, LLC

1.	Operating Agreement, dated December 9, 2009

2.	Lease of restaurant space comprised of Suites 8A and 8B of 1075 Peachtree Street, Atlanta, Georgia 30309, dated January 11, 2010

SCHEDULE 6.1
Existing Liens
The ONE Group, LLC

1.	Office Lease of 3rd floor of 411 West 14th Street, New York, New York 10014, dated May 15, 2005

2.	Office Lease of front portion of 4th floor of 411 West 14th Street, New York, New York, dated June 1, 2011.

3.	Office Lease of rear portion of 4th floor of 411 West 14th Street, New York, New York 10014, dated April 1, 2011
One 29 Park Management, LLC

1.	Operating Agreement of One 29 Park, LLC, dated July 23, 2009

2.	Lease of restaurant space within the Gansevoort Hotel, located at 420 Park Avenue South, New York, New York 10016

3.	Rooftop and Bar Area Management Agreement, dated July 23, 2009
STK-Las Vegas, LLC

1.	Lease of restaurant space within the Cosmopolitan Hotel, located at 3708 Las Vegas Boulevard South, Las Vegas, Nevada 89109, dated January 28, 2010

2.	Restaurant Management Agreement, dated January 28, 2010
STK Atlanta, LLC

1.	Lease of restaurant space comprised of Suites 8A and 8B of 1075 Peachtree Street, Atlanta, Georgia 30309, dated January 11, 2010

2.	Subordination, Non-Disturbance Agreement and Attornment Agreement, dated March 1, 2010

3.	Recognition Agreement, dated January 19, 2010

SCHEDULE 6.2
Existing Indebtedness
None

SCHEDULE 6.4
Existing Guaranties
None